Exhibit 5.1

February 22, 2010

Cliffs Natural Resources Inc.

200 Public Square

Cleveland, Ohio 44114-2315

Re:	Cleveland-Cliffs Inc. 2007 Incentive Equity Plan

Ladies and Gentlemen:

I have acted as counsel for Cliffs Natural Resources Inc., an Ohio corporation (the “Company”), in connection with the Cleveland-Cliffs Inc. 2007 Incentive Equity Plan (“Plan”). In connection with the opinions expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that:

1. The common shares, par value $0.125 per share, of the Company (the “Common Shares”) that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option, restricted share or other applicable award agreements thereunder will be, when issued or delivered and sold in accordance with the Plan and such agreements, validly issued, fully paid and nonassessable, provided that the consideration received by the Company is at least equal to the par value of the Common Shares.

2. When issued in accordance with the Rights Agreement, dated as of October 13, 2008 (the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., as rights agent, the Rights (as defined in the Rights Agreement) will be validly issued.

The opinions expressed herein are limited to the laws of the State of Ohio, as currently in effect, and I express no opinion as to the effect of the laws of any other jurisdiction. In addition, I have assumed that the resolutions, which authorize the Company to issue or deliver and sell the Common Shares pursuant to the Plan and the applicable award agreements, will be in full force and effect at all times at which the Common Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.

In rendering the opinion above, I have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

The opinion set forth in paragraph 2 is limited to the valid issuance of the Rights under the corporation laws of the State of Ohio. I do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability or any particular provisions of the Rights Agreement. In rendering the opinion set forth in paragraph 2, I have assumed that the Board of Directors of the Company has acted and will act in the good faith exercise of its business judgment with respect to the authorization of the issuance of the Rights and the execution of the Rights Agreement.

In rendering the opinion set forth in paragraph 2, moreover, I note that my research indicates that there are no reported decisions applying Ohio law concerning the authorization or issuance of securities substantially similar to the Rights. In the absence of directly applicable judicial authority, I have considered the pertinent provisions of Ohio corporation law and the decisions of courts applying the laws of other jurisdictions to analogous factual situations. Although such decisions may be persuasive to Ohio courts, they have no binding precedential effect.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Common Shares and associated Rights to be issued or delivered and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”). In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ George W. Hawk, Jr.

George W. Hawk, Jr.
General Counsel and Secretary